APPENDIX A

GALLIARD INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Funds
Managed Fixed Income Portfolio

Appendix A amended: September 13, 2018

SCHEDULE A

GALLIARD INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO MASTER TRUST

            This fee agreement is made as of the 7th day of August, 2001, and is amended and restated as of the 13th day of September, 2018, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Galliard Capital Management, Inc. (the “Sub-Adviser”).

            WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Schedule A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”).

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying the following annual rates to the assets of the Managed Fixed Income Portfolio and Stable Income Portfolio as listed below:

Name of Fund	Breakpoints	Sub-Advisory Rate
Managed Fixed Income Portfolio	First $100M Next $200M Next $200M Over $500M	0.20% 0.175% 0.15% 0.10%

            The foregoing fee schedule is agreed to as of September 13, 2018 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:

            Paul Haast

Senior Vice President

GALLIARD CAPITAL MANAGEMENT, INC.

By:

            John R. Caswell
            Managing Partner